                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                               ---------------------------------

                                                         OMB APPROVAL

                                               ---------------------------------

                                               OMB Number:             3235-0145

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                (Amendment No. 6)*

                              DIVERSA CORPORATION

--------------------------------------------------------------------------------

                                (Name of Issuer)

                         Common Stock, $.001 par value

--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   255064107

--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                December 31, 2006

--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this

Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)

----------

*    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange

Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the

Notes).

CUSIP No.  255064107                  13G                    Page 2 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Ventures III, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,231,679

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,231,679

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,231,679

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.73%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 3 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Partners III, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,231,679

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,231,679

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,231,679

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.73%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 4 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Ventures IV, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          949,929

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            949,929

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

949,929

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.98%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 5 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Partners IV, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY

949,929

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH

949,929

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

949,929

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.98%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 6 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Ventures V, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,677,658

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,677,658

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,677,658

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.49%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 7 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Partners V, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,677,658

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,677,658

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,677,658

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.49%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 8 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Ventures VI, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

638,500

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.33%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 9 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HealthCare Partners VI, L.P.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

638,500

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.33%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

PN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 10 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

James H. Cavanaugh, Ph.D.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           123,605

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         123,605

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,621,371

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.78%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 11 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Harold R. Werner

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,497,766

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.52%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 12 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

William Crouse

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,497,766

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.52%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 13 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

John W. Littlechild

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          6,497,766

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,497,766

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,497,766

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.52%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 14 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Christopher Mirabelli, Ph.D.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,316,158

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,316,158

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,316,158

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.82%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 15 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Augustine Lawlor

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,316,158

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,316,158

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,316,158

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.82%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 16 of 25 Pages

________________________________________________________________________________

1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Eric Aguiar, Ph.D.

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

United States

________________________________________________________________________________

  NUMBER OF    5.   SOLE VOTING POWER

   SHARES

               _________________________________________________________________

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          638,500

               _________________________________________________________________

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING

               _________________________________________________________________

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            638,500

________________________________________________________________________________

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

638,500

________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.33%

________________________________________________________________________________

12.  TYPE OF REPORTING PERSON*

IN

________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  255064107                  13G                    Page 17 of 25 Pages

Item 1(a).  Name of Issuer:

Diversa Corporation

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

4955 Directors Place

San Diego, CA  92121

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

HealthCare Ventures III, L.P. (“HCV III”), HealthCare Partners

III, L.P. (“HCP III”), HealthCare Ventures IV, L.P. (“HCV

IV”), HealthCare Partners IV, L.P. (“HCP IV”), HealthCare

Ventures V, L.P. (“HCV V”), HealthCare Partners V, L.P. (“HCP

V”), HealthCare Ventures VI, L.P. (“HCV VI”), HealthCare

Partners VI, L.P. (“HCP VI”), Drs. Cavanaugh, Mirabelli and

Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor.

See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.1

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

The business address for HCV III, HCP III, HCV IV, HCP IV, HCV

V, HCP V, HCV VI, HCP VI, Dr. Cavanaugh and Messrs. Werner and

Crouse is 44 Nassau Street, Princeton, New Jersey 08542.  The

business address for Drs. Mirabelli and Aguiar and Messrs.

Littlechild and Lawlor is 55 Cambridge Parkway, Cambridge,

Massachusetts  02142.

            ____________________________________________________________________

Item 2(c).  Citizenship:

HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP

VI are limited partnerships organized under the laws of the

State of Delaware.  Drs. Cavanaugh, Mirabelli and Aguiar and

Messrs. Werner, Littlechild, Crouse and Lawlor are each United

States citizens.

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

Common Stock par value $.001 (the “Shares”)

            ____________________________________________________________________

———————

1

Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and HCV VI, respectively, the record holders of the Issuer’s securities.  In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of each of

HCV V and HCV VI, the record holder of the Issuer’ s securities and; Dr.

Aguiar is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer’s securities.

CUSIP No.  255064107                  13G                    Page 18 of 25 Pages

Item 2(e).  CUSIP Number:

255064107

            ____________________________________________________________________

Item 3.     If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)

            or (c), Check Whether the Person Filing is a:  Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange

               Act.

     (d)  [_]  Investment  company  registered under Section 8 of the Investment

               Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with

               Rule 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with

               Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal

               Deposit Insurance Act;

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment

               Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  255064107                  13G                    Page 19 of 25 Pages

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

As of December 31, 2006:  HCV III and HCP III beneficially

owned 3,231,679 Shares of the Issuer’s Common Stock; HCV IV

and HCP IV beneficially owned 949,929 Shares of the Issuer’s

Common Stock; HCV V and HCP V beneficially owned 1,677,658

Shares of the Issuer’s Common Stock; and HCV VI and HCP VI

beneficially owned 638,500 Shares of the Issuer’s Common

Stock.  Dr. Cavanaugh beneficially owned 6,621,371 Shares of the Issuer’s Common Stock consisting of (i) an aggregate of

6,497,766 Shares owned by HCVIII, HCV IV, HCV V and HCV VI;

and (ii) immediately exercisable options to purchase 123,605

Shares.2 Messrs. Werner, Crouse and Littlechild beneficially owned the 6,497,766 Shares of the Issuer’s Common Stock owned by HCV III, HCV IV, HCV V and HCV VI. Dr. Mirabelli and Mr.

Lawlor beneficially owned the 2,316,158 Shares of the Issuer’s

Common Stock owned by HCV V and HCV VI. Dr. Aguiar beneficially owned the 638,500 Shares of the Issuer’s Common Stock owned by

HCV VI.

          ______________________________________________________________________

     (b)  Percent of class: (Taking into consideration that 48,060,355 shares of the Issuer’s Common Stock were issued and outstanding as reported in the Issuer’s Form 10Q filed with the Securities and Exchange

          Commission on November 2, 2006 for the period ended September 30,

          2006)

As of December 31, 2006:  the 3,231,679 Shares beneficially

owned by HCV III and HCP III constituted 6.73% of the Shares outstanding; the 949,929 Shares beneficially owned by HCV IV and HCP IV constituted 1.98% of the Shares outstanding; and

the 1,677,658 Shares beneficially owned by HCV V and HCP V

constituted 3.49% of the Shares outstanding; the 638,500

Shares beneficially owned by HCV VI and HCP VI constituted

1.33% of the Shares outstanding; the 6,564,287 Shares

beneficially owned by Dr. Cavanaugh constituted 13.78% of the

Shares outstanding; the 6,497,766 Shares beneficially owned by

Messrs. Werner, Crouse and Littlechild constituted 13.52% of the Shares outstanding; the 2,316,158 Shares beneficially

owned by Dr. Mirabelli and Mr. Lawlor constituted 4.82% of the

Shares outstanding and; the 638,500 Shares beneficially owned by Dr. Aguiar constituted 1.33% of the Shares outstanding.

          ______________________________________________________________________

———————

2

Does not include options to purchase an additional 44,166 Shares of the

Issuer’s Common Stock, which were granted to Dr. Cavanaugh as a director of the Issuer, and which are not currently exercisable within 60 days of

12/31/06.  These additional options become exercisable as to (i) 694.44

Shares per month for 16 months, beginning on March 13, 2007; (ii) 972.22

Shares per month for 6 months, beginning on June 17, 2007; and (iii)

972.22 Shares per month for 28 months, beginning on July 20, 2007 (Dr.

Cavanaugh is not deemed to beneficially own these Shares as of the date of this report.)

CUSIP No.  255064107                  13G                    Page 20 of 25 Pages

     (c)  Number of shares as to which such person has:

(i)   Sole power to vote or to direct the vote:

Dr. Cavanaugh has the sole power to vote or direct the vote as to the 123,605 Shares beneficially owned by him.

          (ii)  Shared power to vote or to direct the vote:

HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner,

Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild

and Crouse share the power to vote or direct the vote of those

Shares owned by HCV IV.

HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner,

Littlechild, Crouse and Lawlor share the power to vote or

direct the vote of those Shares owned by HCV V.

HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and

Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

          (iii) Sole power to dispose or to direct the disposition of:

Dr. Cavanaugh has the sole power to dispose or to direct the disposition of the 123,605 Shares beneficially owned by him.

          (iv)  Shared power to dispose or to direct the disposition of:

HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner,

Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild

and Crouse share the power to dispose of or direct the

disposition of those Shares owned by HCV IV.

HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner,

Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and

Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

CUSIP No.  255064107                  13G                    Page 21 of 25 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Not Applicable

         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

         _______________________________________________________________________

Item 7.  Identification and  Classification of the Subsidiary Which Acquired the

         Security  Being  Reported on by the Parent  Holding  Company or Control

         Person.

Not Applicable.

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

Not Applicable.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

Not Applicable.

          ______________________________________________________________________

Item 10.  Certifications.

Not Applicable.

CUSIP No.  255064107                  13G                    Page 22 of 25 Pages

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

February 1, 2007

HealthCare Ventures III, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners III, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners III, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures IV, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners IV, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners IV, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures V, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners V, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners V, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures VI, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners VI, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners VI, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

James H. Cavanaugh, Ph.D

CUSIP No.  255064107                  13G                    Page 23 of 25 Pages

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

Harold Werner

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

William Crouse

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

John W. Littlechild

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Christopher Mirabelli, Ph.D.

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Augustine Lawlor

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Eric Aguiar, Ph.D.

CUSIP No.  255064107                  13G                    Page 24 of 25 Pages

                                    EXHIBIT A

                                    AGREEMENT

                           JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of Diversa Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 1, 2007

HealthCare Ventures III, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners III, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners III, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures IV, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners IV, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners IV, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures V, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners V, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Partners V, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

HealthCare Ventures VI, L.P.

Princeton, New Jersey

By:   its General Partner, HealthCare Partners VI, L.P.

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

CUSIP No.  255064107                  13G                    Page 25 of 25 Pages

February 1, 2007

HealthCare Partners VI, L.P.

Princeton, New Jersey

By:

/s/Jeffrey Steinberg, Administrative Partner

Jeffrey Steinberg, Administrative Partner

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

James H. Cavanaugh, Ph.D

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

Harold Werner

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Princeton, New Jersey

William Crouse

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

John W. Littlechild

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Christopher Mirabelli, Ph.D.

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Augustine Lawlor

February 1, 2007

/s/Jeffrey Steinberg, Attorney-in-Fact

Cambridge, Massachusetts

Eric Aguiar, Ph.D.

Note.  Schedules  filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).